UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 19, 2017
NATURAL RESOURCE PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-31465	35-2164875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Louisiana St., Suite 3400 Houston, Texas 77002
(Address of principal executive offices)
Registrant’s telephone number, including area code: (713) 751-7507
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2017, 2017, Robert T. Blakely and Robert B. Karn, III each retired from the Board of Directors of GP Natural Resource Partners LLC (“GP LLC”), the general partner of NRP (GP) LP (“NRP GP”), the general partner of Natural Resource Partners L.P. Their retirements will be effective as of December 31, 2017.

NRP’s Corporate Governance Guidelines provide that no director may be nominated to a new term if he or she would be age 75 or older at the time of the election unless the Board approves an exception on a case by case basis. Mr. Blakely turned 75 in December 2016 and made the decision to retire from the Board at the end of 2017. Mr. Blakely’s retirement from the Board was not as a result of any disagreement with NRP or its management regarding NRP’s operations, policies or practices. Mr. Karn turned 75 in January 2017 and made the decision to retire from the Board at the end of 2017. Mr. Karn’s retirement from the Board was not as a result of any disagreement with NRP or its management regarding NRP’s operations, policies or practices.

Messrs. Blakely and Karn also retired from the Audit, Compensation, Nominating & Governance and Conflicts Committees of the Board. Effective January 1, 2018, (i) the Audit Committee will be comprised of Stephen P. Smith, as Chairman, Russell D. Gordy, and Richard A. Navarre, (ii) the Compensation, Nominating & Governance Committee will be comprised of Leo A. Vecellio, Jr., as Chairman, Mr. Gordy and Mr. Smith and (iii) the Conflicts Committee will be comprised of Mr. Navarre, as Chairman and Mr. Vecellio.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL RESOURCE PARTNERS L.P.

	By:	NRP (GP) LP
its general partner

	By:	GP Natural Resource Partners LLC
its general partner

Date: December 20, 2017	By:	/s/ Kathryn S. Wilson
Kathryn S. Wilson
Vice President and General Counsel